STATE OF CALIFORNIA

DEPARTMENT OF FINANCIAL INSTITUTIONS

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

In the Matter of CITIZENS BANK OF NORTHERN CALIFORNIA, NEVADA CITY, CALIFORNIA Respondent (INSURED STATE NONMEMBER BANK)	ORDER (FINANCIAL CODE SECTION 1913) FDIC 10-053b

The California Department of Financial Institutions ("CDFI") is the appropriate state banking agency and the Federal Deposit Insurance Corporation ("FDIC") is the appropriate federal banking agency pursuant to Section 3(q) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(q) ("Act"), for Citizens Bank of Northern California, Nevada City, California ("Respondent").

The Respondent, by and through its duly elected and acting Board of Directors ("Board"), has executed a Stipulation to the Issuance of an Order ("STIPULATION"), dated February 4, 2010, that is accepted by the CDFI and the FDIC. With the STIPULATION, Respondent has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to weaknesses in capital, asset quality, management, earnings, or consumer compliance, to the issuance of this Order ("ORDER").

Pursuant to Section 1913 of the Financial Code, and pursuant to Section 8(b)(1) of the Act, 12 U.S.C. § 1818(b)(1), the Commissioner of Financial Institutions of the State of California (the "Commissioner") and the Regional Director of the FDIC's San Francisco Regional Office (the "Regional Director") hereby jointly order:

MANAGEMENT

A. Respondent shall maintain executive management acceptable to the Commissioner and the Regional Director. Such executive management shall have qualifications and experience commensurate with his or her duties and responsibilities and include a chief executive officer, a chief lending officer and a chief financial officer qualified to restore Respondent to a safe and sound condition, operate Respondent in a safe and sound manner, comply with applicable laws and regulations, and comply with the provisions of this ORDER. Each member of executive management shall be provided appropriate written authority from Respondent's Board to implement the provisions of this ORDER. Without limiting the generality of the foregoing, the Commissioner and the Regional Director reserve the right to determine whether present executive management and directors of Respondent will be deemed acceptable.

B. During the life of this ORDER, Respondent shall notify the Commissioner and the Regional Director in writing when it proposes to appoint, elect, or add any individual to its Board or when it proposes to employ any individual as an executive officer. The notification must be received at least 30 days before such appointment, election, addition, or employment is intended to become effective. The notification shall also include a description of the background and experience

of the individual or individuals to be appointed, elected, added or employed. Such appointment, election, addition, or employment shall not be made unless and until the Commissioner and the Regional Director notify Respondent of their non-objection.

CAPITAL

C. 1. Within 150 days of the effective date of this ORDER and thereafter, Respondent shall achieve and maintain tangible shareholders' equity to total tangible assets, and Tier 1 capital to total assets, equal to or greater than nine (9) percent. The level of tangible shareholders' equity or Tier 1 capital to be maintained during the life of this ORDER shall be in addition to a fully funded allowance for loan and lease losses (the "allowance"), the adequacy of which shall be satisfactory to the Commissioner and Regional Director as determined at subsequent examinations and/or visitations.

2. For the purposes of this ORDER, the term "tangible shareholders' equity" means shareholders' equity minus intangible assets. And "Tier 1 capital" and "total assets" shall have the meaning ascribed to them in Part 325 of the FDIC's Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

D. Within 60 days of the effective date of this ORDER, Respondent shall develop, adopt, and implement a plan ("Capital Plan"). At a minimum, the Capital Plan shall set forth specific actions with respective timeframes that Respondent will take to satisfy the requirements of Paragraph C of this ORDER. The Capital Plan shall be in a form and implemented in a manner acceptable to the Commissioner

and the Regional Director as determined at subsequent examinations and/or visitations.

ASSET QUALITY

E. 1. Within 30 days from the effective date of this ORDER, Respondent shall eliminate from its books, by charge-off or collection, all assets classified "Loss" in the Report of Examination dated May 18, 2009 (the "Report") that have not been previously collected or charged off.

2. Within 90 days of the effective date of this ORDER, Respondent shall have reduced the assets classified as "Doubtful" and "Substandard" in the Report that have not been previously charged off to not more than 75 percent of capital and reserves.

3. Within 180 days of the effective date of this ORDER, Respondent shall have reduced the assets classified as "Doubtful" and "Substandard" in the Report that have not been previously charged off to not more than 50 percent of capital and reserves.

4. Within 270 days of the effective date of this ORDER, Respondent shall have reduced the assets classified "Doubtful" and "Substandard" in the Report that have not been previously charged off, to not more than 25 percent of capital and reserves.

5. Elimination or reduction of these assets through proceeds of other loans made by the Respondent to the same borrower or related entity is not considered collection for the purpose of this paragraph. As used in this paragraph, "reduce" means (i) to collect; (ii) to charge off, or (iii) to sufficiently improve the quality of

assets adversely classified to warrant removing any adverse classification, as determined by the Commissioner and the Regional Director.

6. The requirements of Subparagraphs E2 through E4 of this Paragraph are not to be construed as standards for future operations. In addition, the Respondent shall eventually reduce the total of all adversely classified assets.

7. Within 60 days of the effective date of this ORDER, Respondent shall have developed written asset disposition plans for each classified asset greater than $500,000. The plans shall be reviewed and approved by Respondent's Board and acceptable to the Commissioner and Regional Director as determined at subsequent examinations and/or visitations.

F. During the life of this ORDER, Respondent shall maintain an adequate allowance. In addition, Respondent shall revise its methodology for determining the adequacy of the allowance in accordance with the Report. The Board shall review the adequacy of Respondent's allowance at least quarterly. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review, the amount of any increase in the allowance, and the basis for determination of the amount of the allowance provided. In determining the appropriateness of the allowance, the Board shall consider, among other things, the size and composition of the loan portfolio, the level of problem and past-due loans, an estimate of loss potential in problem and past-due loans, and Respondent's history of loan losses and current economic conditions. Any deficiency in the allowance shall be remedied in the calendar quarter in which it is discovered, before Respondent's submission of the Report of Condition and

Income (the "Call Report"), by way of charge to current operating earnings. Respondent's allowance shall be satisfactory to the Commissioner and the Regional Director as determined at subsequent examinations and/or visitations.

G. Within 60 days of the effective date of this ORDER, Respondent shall revise, adopt and implement improved written lending policies that address the deficiencies that are identified in the Report. The revised lending policies shall also correct the poor underwriting practices, ineffective internal credit review, and the ineffective segregation of duties that are identified in the Report. The revised lending policies shall be in a form and manner acceptable to the Commissioner and the Regional Director, as determined at subsequent examinations and/or visitations.

H. Within 60 days of the effective date of this ORDER, Respondent shall develop and implement appropriate policies and procedures to ensure that accurate and timely real estate appraisals and evaluations are obtained as required by, and in a manner consistent with, applicable law and the Federal Financial Institutions Examination Council's (the "FFIEC") *Interagency Appraisal and Evaluation Guidelines* as supplemented and amended. Such policies and procedures shall be in a form and manner acceptable to the Commissioner and the Regional Director as determined at subsequent examinations and/or visitations.

I. Within 60 days of the effective date of this ORDER, Respondent shall revise and implement policies and procedures for the monitoring and reporting of asset concentrations. These revised policies shall include a plan to reduce and limit concentrations to prudent levels in commercial real estate lending and

construction and land development lending. The procedures for monitoring and reporting asset concentrations shall be revised in the manner set forth in the Report to conform to the FFIEC's *Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices* as supplemented and amended. The revised policies and procedures shall be in a form and manner acceptable to the Commissioner and the Regional Director as determined at subsequent examinations and/or visitations.

J. As of the effective date of this ORDER, Respondent shall not extend, either directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from Respondent that has been charged off or classified, in whole or in part, as "Loss," and remains uncollected. In addition, as of the effective date of this ORDER, Respondent shall not extend, either directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from Respondent that has been classified, in whole or in part, as "Substandard" or "Doubtful," without the prior approval of a majority of Respondent's Board or of Respondent's loan committee. Respondent's Board or the loan committee shall not approve any extension of credit, or additional credit to a borrower as described above without first collecting in cash all past-due interest, unless Respondent obtains prior written approval from the Commissioner and the Regional Director. Respondent's request for such approval shall describe the reasons for the extension of credit, renewal, or restructuring and specifically certify that:

1. the extension of credit is necessary to improve and protect Respondent's interest in the ultimate collection of the credit already granted and maximize its potential for collection;

2. the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured;

3. all necessary loan documentation has been properly and accurately prepared and filed;

4. Respondent has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and

5. the Board or its designated committee reasonably believes that the extension of credit will not impair Respondent's interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms.

EARNINGS

K. Within 60 days of the effective date of this ORDER, Respondent shall formulate and implement a written plan and a comprehensive budget for all categories of income and expense. The plan and budget required by this paragraph shall include formal goals and strategies, consistent with sound banking practices, to improve and sustain Respondent's earnings. The plan shall include a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components. Thereafter, Respondent shall formulate such a preliminary plan and comprehensive budget as both are

described in the preceding sentences of this Paragraph by November 30 of each year. The preliminary plan and comprehensive budget required by this Paragraph shall be submitted upon their completion to the Commissioner and the Regional Director for review and opportunity for comment.

BRANCHING

L. During the life of this ORDER, Respondent shall not establish any new branches or other offices of Respondent without the prior written consent of the Commissioner and the Regional Director.

LIQUIDITY

M. Within 90 days of the effective date of this ORDER, Respondent shall adopt and implement a written Contingency Liquidity Policy. The Contingency Liquidity Policy shall set forth alternate courses of action to be taken in response to possible adverse liquidity events and shall conform to the FDIC's guidance on *Liquidity Risk Management*, FIL-84-2008 (August 26, 2008),as supplemented and amended. The Contingency Liquidity Policy shall also incorporate, but not be limited to, the recommendations contained in the Report. The Contingency Liquidity Policy and its implementation shall be in a form and manner acceptable to the Commissioner and the Regional Director as determined at subsequent examinations and/or visitations.

DIVIDENDS

N. During the life of this ORDER, Respondent shall not make any distribution to its shareholders except with the prior written approval of the Commissioner and the Regional Director.

BROKERED DEPOSITS

O. During the life of this ORDER, Respondent shall comply with the provisions of section 337.6 of the FDIC's Rules and Regulations, 12 C.F.R. § 337.6.

CONSUMER COMPLIANCE

P. Within 60 days of the effective date of this ORDER, Respondent shall correct all cited violations of Consumer Laws, as more fully set forth in the Compliance Report of Examination dated May 4, 2009 (the "Compliance Report") and shall adopt and implement policies, procedures, and/or controls to prevent their recurrence. Respondent's procedures and actions as required by this paragraph shall be acceptable to the Regional Director as determined at subsequent examinations and/or visitations.

Q. Within 60 days of the effective date of this ORDER, Respondent shall increase oversight of the compliance function. Such oversight shall include periodic assessment of the effectiveness of the compliance structure, including the workload and duties of compliance officers. Respondent shall adopt and implement procedures to monitor and ensure compliance with Consumer Laws. Respondent's senior executive officers and Board shall receive monthly reports tracking compliance with this provision and corrective actions with respect to identified deficiencies to ensure that corrective action is implemented in a timely and effective manner. Additional resources shall be dedicated to compliance as necessary to comply with this ORDER. The procedures and their implementation shall be acceptable to the Regional Director as determined at subsequent examinations and/or visitations.

R. Within 60 days, Respondent shall evaluate and enhance its training program to ensure that each employee with compliance responsibilities is aware of and knowledgeable about applicable compliance requirements pertaining to his or her respective area of responsibility. Respondent shall maintain records of names of employees attending trainings, the dates attended, and topics covered. The training program shall be acceptable to the Regional Director as determined at subsequent examinations and/or visitations.

S. Within 60 days of the effective date of this ORDER, Respondent shall adopt and implement internal controls to ensure consistency between system specifications and loan documents, with particular focus on improving compliance monitoring of flood insurance requirements.

T. Within 60 days of the effective date of this ORDER, Respondent shall improve its compliance audit procedures to address the scope and frequency of such audits. The procedures shall be acceptable to the Regional Director as determined at subsequent examinations and/or visitations.

WRITTEN REPORTING

U. Within 30 days after the end of the first quarter following the effective date of this ORDER and within 30 days after the end of each quarter thereafter, Respondent shall furnish written progress reports to the Commissioner and the Regional Director detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of Respondent's Call Report. Such reports may be discontinued only when the corrections required by this ORDER have been accomplished and the

Commissioner and the Regional Director have released Respondent, in writing, from submitting further reports.

MISCELLANEOUS

V. During the life of this ORDER, Respondent shall notify the Commissioner and the Regional Director in advance of making any public announcement or notification regarding changes in Respondent's financial condition, executive management or Board.

W. Respondent shall immediately comply with all laws and regulations applicable to Respondent, and shall comply in the future with all laws and regulations applicable to Respondent.

X. During the life of this ORDER, the approved plans, policies, procedures and programs required by this Order shall not be amended or rescinded without the prior written approval of the Commissioner and the Regional Director.

The provisions of this Order shall not bar, estop, or otherwise prevent the FDIC, the CDFI, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank's current or former institution-affiliated parties as that term is defined in Section 3(u) of the Act, 12 U.S.C. 1813(u). This ORDER is effective immediately upon its issuance by the CDFI and the FDIC and shall remain effective and enforceable except to the extent that and until such time as the Commissioner and the Regional Director shall have amended, suspended or terminated this ORDER. The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof. Violation

of any provision of this ORDER will be deemed to be conducting business in an unsafe or unsound manner and will subject Respondent to further regulatory enforcement action.

Dated: February 11, 2010

Federal Deposit Insurance Corporation
Division of Supervision and Consumer Protection
San Francisco Region

J. George Doerr, for
Stan R. Ivie
Regional Director

California Department of Financial Institutions

Craig A. Carlson
Senior Deputy Commissioner and Chief Examiner